UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
April 20, 2007

BPZ Energy, Inc.
(Exact name of registrant as specified in its charter)

Colorado	001-12697	33-0502730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(Address of Principal Executive Offices)

(281) 556-6200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On April 20, 2007, BPZ Energy, Inc. (“BPZ”) issued a press release providing an update on its financing and drilling activities.  The press release includes an announcement that it agreed in principal to a private placement of its common stock for gross proceeds of approximately $35 million.  The Company has committed to sell approximately 6.7 million shares to sixteen institutional and accredited investors at a price of $5.25 per share.  The proceeds from this offering will be used primarily in an effort to fast-track the Corvina oil development and otherwise will be used consistent with the Company’s operating plan as described in the Company’s public filings.  The private placement shares will be issued under Regulation D of the Securities Act of 1933, as amended.  The shares issued will be restricted shares and will not be eligible for trading until registered with the SEC.  The Company will commit to file a registration statement covering the shares no later than 30 days after the closing, and will use its reasonable best efforts to obtain its effectiveness no later than 150 days after closing.  The Company currently has 54,497,869 common shares outstanding, with fully diluted share of 68,154,869. A copy of the press release dated April 20, 2007 is furnished as Exhibit 99.1 to this report.

Item 9.01.              Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Energy, Inc. Press Release, dated April 20, 2007, and furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ ENERGY, INC.
(Registrant)

Dated: April 23, 2007	By:	/s/Edward G. Caminos
	Name:	Edward G. Caminos
	Title:	Vice President – Finance and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Energy, Inc. Press Release, dated April 20, 2007, and furnished with this report.